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                                                                    EXHIBIT 99.1

SCHLUMBERGER AND BAKER HUGHES AGREE TO CREATE SEISMIC VENTURE

NEW YORK, May 31, 2000 -- Schlumberger Limited [NYSE:SLB] announced today the signing of a Memorandum of Understanding with Baker Hughes Incorporated under which the Schlumberger surface seismic business, Geco-Prakla, would join with the Western Geophysical seismic unit of Baker Hughes to form a new venture to be called Western GECO. The creation of Western GECO is subject to completion of a definitive agreement, and to regulatory and board approvals. The transaction is expected to be completed before the end of the year.

The Western GECO venture would own the seismic fleets, data processing assets, exclusive and nonexclusive multiclient or other surveys, and other assets currently comprising the surface seismic businesses of Schlumberger and Baker Hughes. In connection with the formation of the venture, Schlumberger would pay Baker Hughes $500 million in cash. The new venture would be owned 70% by Schlumberger and 30% by Baker Hughes.

Gary Jones, the current president of Western Geophysical would be president of the venture.

The Western GECO seismic venture would have had pro forma 1999 revenue of approximately $1.5 billion.

In making this announcement, Andrew Gould, executive vice president Schlumberger Oilfield Services, said, "This is a natural alignment of two quality seismic companies with complementary markets, technologies and cultural values. The two companies share a common commitment to delivering the best possible seismic services to our customers in a safe and economical manner." Gould added, "This new venture combining Geco-Prakla and Western Geophysical is expected to permit the implementation of substantial cost savings, resulting in better results than would be possible for the companies operating separately. These cost savings would support the development and innovation necessary to help seismic maintain its role as a key contributor to the oil industry's process of lowering the cost of finding and producing oil and gas."

Schlumberger is a worldwide leader in technical services with 55,000 employees and operations in over 100 countries. In 1999, revenue was $8.4 billion.

Forward-looking Statements

This press release and oral statements made in connection herewith contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, the terms of the definitive agreement regarding the transaction, statements regarding the anticipated prospects for and development of the combined operations of Geco-Prakla and Western Geophysical, the integration of their business and operations, and anticipated cost savings, all of which are subject to certain risks, uncertainties and assumptions. These include the consummation of the transaction as currently anticipated, regulatory review and the companies' respective due diligence reviews. In addition, these risks and uncertainties also include the following which are more fully described in the Annual, Quarterly and Current reports and other filings made with the Securities and Exchange Commission by Schlumberger and Baker Hughes, such as changes in industry and market conditions and the price of oil and gas, and the impact of such changes on Schlumberger and Baker Hughes. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results from the business of the venture may vary in material respects from those currently anticipated.